Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

TRINITY CAPITAL INC.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, $0.001 par value(2)
	Equity	Preferred Stock, $0.001 par value(2)
	Other	Warrants(2)
	Equity	Subscription Rights(3)
	Debt	Debt Securities(4)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$750,000,000		0.00014760	$110,700
Fees Previously Paid									$0
Carry Forward Securities	Equity					—			—
Total Offering Amount						$750,000,000	(5)		$110,700
Total Fees Previously Paid									$—
Total Fee Offsets									$—
Net Fee Due									$110,700

(1)	Estimated pursuant to Rule 457 solely for the purposes of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement.

(2)	Subject to Note 5 below, there is being registered hereunder an indeterminate number of shares of common stock, preferred stock, or warrants as may be sold, from time to time. Warrants represent rights to purchase common stock, preferred stock or debt securities.

(3)	Subject to Note 5 below, there is being registered hereunder an indeterminate number of subscription rights as may be sold, from time to time, representing rights to purchase common stock.

(4)	Subject to Note 5 below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate price to investors not to exceed $750,000,000.

(5)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $750,000,000.